SPACEHAB, Inc. 12130 Highway 3, Bldg. 1 Webster, Texas 77598-1504 1.713.558.5000 fax: 1.713.558.5960 www.spacehab.com

FOR IMMEDIATE RELEASE

SPACEHAB STRENGTHENS BALANCE SHEET AND LIQUIDITY

Company Issues New 5.5% Senior Convertible Notes

Houston, Texas, November 22, 2005 – SPACEHAB, Incorporated (NASDAQ/NMS: SPAB), a leading provider of commercial space services, announced today that it has issued approximately $52,944,000 in new 5.5% Senior Convertible Notes due 2010.

The issuance of the convertible notes is consistent with SPACEHAB’s strategy to refinance its outstanding 8.0% Convertible Subordinated Notes due 2007 in advance of their maturity, reduce its cash requirements and strengthen its balance sheet. “Today we have taken a significant step toward improving operations and reducing Company debt,” said Brian K. Harrington, SPACEHAB Chief Financial Officer. “We appreciate the support of our valued shareholders through this transaction.”

“This issuance of the convertible notes is a significant event and places us on solid financial ground to move forward on our space commercialization initiatives,” said Michael E. Kearney, SPACEHAB President and Chief Executive Officer. “Space commerce will become a major theme in space exploration and we are ready to lead this market.”

About SPACEHAB, Incorporated

SPACEHAB, Incorporated (www.spacehab.com) is a leading provider of commercial and government space services with three primary business units. The Flight Services business unit develops, owns, and operates habitat and laboratory modules and cargo carriers aboard NASA’s Space Shuttles for Space Station resupply and research purposes. SPACEHAB’s Astrotech subsidiary provides payload processing support services for both commercial and government customers at company-owned facilities in Florida and California. The Company’s Government Services business unit supports NASA’s Johnson Space Center providing configuration management, product engineering, and support services for both the Space Station and Space Shuttle programs. Additionally, through The Space Store, Space Media provides space merchandise to the public and space enthusiasts worldwide (www.thespacestore.com).

The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Kimberly Campbell

Vice President, Corporate Marketing and Communications

SPACEHAB, Inc.

713.558.5049 or campbell@spacehab.com

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